FOR IMMEDIATE RELEASE	Contacts:	Media Relations
Tina Barry, (972) 673-7931 Greg Artkop, (972) 673-8470
Investor Relations Aly Noormohamed, (972) 673-6050

DR PEPPER SNAPPLE GROUP DECLARES QUARTERLY DIVIDEND AND AUTHORIZES SHARE REPURCHASE PROGRAM

Plano, TX, Nov. 20, 2009 –Dr Pepper Snapple Group (NYSE: DPS) today announced that its board of directors has approved its first-ever dividend. The board declared the $0.15 per share quarterly dividend on the company’s common stock payable in U.S. dollars on Jan. 8, 2010, to shareholders of record on Dec. 21, 2009. The ex-dividend date is Dec. 17, 2009.

The board also authorized the repurchase of up to $200 million of the company’s outstanding common stock over the next three years.

“As we approach our target capital structure, we believe the time is right to initiate a cash return program to our shareholders,” said Larry Young, DPS president and CEO. “Today’s actions reflect our confidence in our continuing ability to generate strong cash flow and our intent to deploy it in shareholder-friendly ways.”

About Dr Pepper Snapple
Dr Pepper Snapple Group, Inc. (NYSE: DPS) is the leading producer of flavored beverages in North America and the Caribbean. Our success is fueled by more than 50 brands that are synonymous with refreshment, fun and flavor. We have 6 of the top 10 non-cola soft drinks, and 9 of our 12 “power brands” are No. 1 in their flavor categories. In addition to our flagship Dr Pepper and Snapple brands, our portfolio includes Sunkist soda, 7UP, A&W, Canada Dry, Crush, Mott’s, Squirt, Hawaiian Punch, Peñafiel, Clamato, Schweppes, Venom Energy, Rose’s and Mr & Mrs T mixers. To learn more about our iconic brands and Plano, Texas-based company, please visit www.drpeppersnapple.com.

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